Exhibit 10.32

[Letterhead of Finlombarda]

Milan, 29 May 2015

Our Ref. 91323	To
UBIQUITY S.r.l.
Via Teodosio, 65
20131 MILANO MI

RE:	terms and conditions of the loan granted pursuant to the call for applications - ERDF Revolving Entrepreneurship Fund - 2011 - Sub-measure No. 1. “Product and process innovation”

WHEREAS

1.

by means of decree No. 6197 of 28 January 2011, the Directorate General for Industry, Craft, Construction and Cooperation (now the Directorate General for Productive Activities, Research and Innovation, hereinafter, “Directorate General”) has approved the FRIM ERDF 2011 call for applications and the sub-measures No. 1. “Product and process innovation” and No. 2 “Industrial application of the research outcomes”;

2.	by means of decree No. 12278 of 13 December 2011, the Directorate General has approved the guidelines for reporting expenditure under the call for applications mentioned in point 1 above;

3.

by means of decree No. 58, issued by it on 09/01/2013, the Directorate General has granted a total loan of € 330,000.00 (three hundred and thirty thousand euro) to UBIQUITY S.r.l. (hereinafter, “the Beneficiary”);

4.

by means of the Decision of the Regional Council No. IX/4203 - Decisions concerning art. 57 (“Guarantees”) of Regional Law No. 7 of 18 April 2012 - a new regulation has been adopted in relation to the guarantee system applicable under the “FRIM ERDF Revolving Entrepreneurship Fund”;

5.	for the purpose of the disbursement of the loan, the Beneficiary is required to enter into a specific loan agreement with Finlombardo SpA, the manager of the ERDF Revolving Entrepreneurship Fund;

6.

pursuant to articles 116 and 117 of Legislative Decree No. 385/1993 and pursuant to the Decision issued by the CICR (Inter-ministerial Credit and Savings Committee) on 4 March 2003 (as published on the Italian Official Journal No. 72 of 27 March 2003) and the measure issued by the Governor of the Bank of Italy on 25 July 2003 - as all subsequently amended - the Beneficiary represents: (i) that it has read the notice and the information sheet; (ii) that it has received a full copy of this agreement and its annexes for the purpose of making a considered assessment of the said documents; (iii) that the summary document is attached to this agreement under letter A;

7.

pursuant to art. 119 of Legislative Decree No. 385/1993, Finlombarda has undertaken to provide to the Beneficiary, upon expiration of the agreement or, in any event, at least once a year, an analytical document containing complete and clear information on the status of the relationship, as well as an up-to-date summary document providing an overview of the economic conditions applied;

8.

the parties have acknowledged and accepted, upon signing this agreement, that this Financing Intervention enjoys a special privilege pursuant to and for the purposes of paragraph 5 of art. 9 (“Cancellation of aid and penalties”) of Legislative Decree 123/98 (“Provisions on the rationalisation of public support to enterprises in accordance with article 4, paragraph 4, letter c) of Law No. 59 of 15 March 1997”).

Call for applications FRIM ERDF 2011 - UBIQUITY S.r.l.	1

Finlombarda S.p.A. - Company subject to management and coordination by Regione Lombardia. Registered office and headquarters: Via Taramelli,12 - 20124 Milano Tel. +39 02 607441 Fax +39 02 60744425 - +39 02 780819 – Fully paid up share capital: EUR 211,000,000 – Tax code/VAT registration/Milan Companies’ Register No. 01445100157 (formerly registered under No. 146966). Milan R.E.A. No. 829530 – No. 3082 in the list of financial intermediaries (Law 197/91) - No. 31333 in the list of special financial intermediaries (Legislative Decree 385/93)

NOW, THEREFORE, the following is agreed

ARTICLE 1

“Recitals and annexes”

The recitals and annexes are an integral and substantive part of this agreement.

ARTICLE 2

“Definitions”

In this agreement, the terms below shall have the following meaning:

•	“Call”: the Call to submit projects eligible for funding under the ERDF revolving entrepreneurship fund (FRIM ERDF 2011), as set forth in decree No. 6197 of 28 July 2011;

•	“Finlombarda”: Finlombarda S.p.A., in its capacity as the Manager of the fund and of the financing interventions drawing on the fund;

•	“Loan”: the financing intervention subject to repayment, in the manners and in accordance with the terms and conditions set out in the Call and in this agreement;

•	“Fund”: the ERDF revolving entrepreneurship fund (FRIM ERDF 2011);

•	“Project”: the investment programme eligible for the Loan - named “New Messaging Platform”;

•	“Beneficiary”: the party to which to the Loan specified in the Call has been granted;

•	“Sub-measure 1”: the product and process innovation sub-measure to which this agreement refers.

ARTICLE 3

“Subject matter”

This agreement sets out the terms and conditions and the method of management of the Loan, amounting to € 330,000.00 (three hundred and thirty thousand euro), granted pursuant to Sub-measure 1.

ARTICLE 4

“Terms and conditions and method of Loan disbursement”

Finlombarda shall disburse the Loan to the Beneficiary, as a single payment, subject to verification of the expenditure documentation and the final statement of Project costs.

Upon signing this agreement, the Beneficiary acknowledges and accepts that the disbursement of the Loan is subject to the outcome of the checks on public administration payments, to be conducted on the Beneficiary in accordance with the provisions of Decree No. 40 of 18 January 2008 of the Ministry of Economy and Finance (“Method of implementation of article 48-bis of Presidential Decree No. 602 of 29 September 1973”), as subsequently amended. Should the foregoing checks find that the Beneficiary has defaulted on payments due to the Tax Authority, the Loan shall be disbursed in accordance with the provisions of art. 3 of the aforementioned Ministerial Decree.

Call for applications FRIM ERDF 2011 - UBIQUITY S.r.l.	2

ARTICLE 5

“Guarantees”

Upon signing this agreement, the Beneficiary shall provide Finlombarda with a guarantee issued by Banca Popolare di Milan to secure the proper and timely performance of the obligations herein. The guarantee shall amount to € 330,000.00 (three hundred and thirty thousand euro), equal to the value of the Loan, plus interest in accordance with art. 12 below.

ARTICLE 6

“Terms and conditions of the Loan”

The Loan is subject to the following terms and conditions:

a.

the duration of the Loan is equivalent to No. 12 (twelve) six-month periods, of which 3 (three) six-month periods on an interest-only basis, starting from the value date of the disbursement. the time elapsing between the date of disbursement and the end date of the six-month period in course shall be considered as a whole six-month period;

b.

the Beneficiary undertakes to repay the Loan in No. 9 (nine) deferred fixed instalments of principal and interest, falling due on 30 June and 31 December of each year, in accordance with the enclosed repayment schedule (annex B);

c.	the first Loan repayment instalment shall be due at the end of the interest-only period;

d.	the Loan is granted at a fixed interest rate of 0.5% (zero point five percent);

e.	the Loan is subject to all legislative and regulatory provisions currently governing credit transactions in the Lombardy Region.

ARTICLE 7

“Disbursement”

The disbursement shall be completed by payment of the sums into the following current account of the Beneficiary: IBAN IT32S0103001639000001359113.

ARTICLE 8

“Obligations and duties of the Beneficiary”

By entering into this agreement, the Beneficiary undertakes:

a)	to comply with the statements made in the application considered eligible for the Loan.

b)	to sign any addendums or amendments to this agreement that may be deemed appropriate or necessary by the Directorate General and/or by Finlombarda;

c)

to promptly notify Finlombarda, under penalty of termination of the Loan, of any change concerning the company name, transfers or locations or any other changes affecting its status and interventions on the investments presented in the application;

d)	to confirm the timely and complete performance of the activities in line with the application submitted and within the deadlines set out in the loan decision;

e)	to ensure that the interventions completed are consistent with those identified in the Loan application, unless otherwise notified in advance to the Region and authorised by it;

f)	to communicate any subsequent changes made to the Project, in terms of both the content and the costs specified in the Loan application;

g)	to keep the originals of the expenditure documentation for a period of ten years from the date of payment of the balance;

h)

to report periodically on the progress of the activities, on the performance of the operations, on any delays/early performance and on the targets met, in the manners established by the Region and communicated to Finlombarda;

i)

to provide the information periodically requested for the purpose of monitoring the activities, also with reference to the impact of the Project concluded, in the manners established by the Region and communicated to Finlombarda;

Call for applications FRIM ERDF 2011 - UBIQUITY S.r.l.	3

j)	to refrain from accumulating the Loan specified in the Call with other forms of aid, including tax breaks, obtained for the same expenditure;

k)

to refrain from selling or diverting the assets funded by the aid for a period of 5 (five) years from the granting date, or prior to the completion of the activities provided for in the Project eligible for financing;

l)	to maintain the company’s operating headquarters in the Lombardy region for a period that is at least equivalent to the term of the Loan, in accordance with article 57 of EC Regulation 1083/2006;

m)	to cooperate and allow the Region or its appointees to conduct checks on the progress of the Project.

The Beneficiary acknowledges furthermore that:

n)	the provisions contained in the Call, as subsequently amended, shall apply to any matter not expressly provided by this agreement.

o)	this Loan is subject to the anti-mafia provisions of Legislative Decree No. 159 of 6 September 2011;

p)	the performance of the obligations under this agreement shall not be delayed, even in the event of disputes brought by the Beneficiary and/or by the guarantors.

ARTICLE 9

“Termination of the Loan agreement”

This Loan agreement shall be terminated if:

a)	the Beneficiary fails to perform any of the obligations set out in the application and in this agreement;

b)

the Beneficiary fails to comply with the instructions and requirements set out in the Call, specifically: art. 1 “Purpose of the intervention”, art. 3 “Beneficiaries”, art. 4 “Location of the interventions”, art. 5 “Sub-measure 1 - product and process innovation: eligible activities and expenditure”, art. 10 “Prohibited accumulation”, art. 13 “Method of disbursement and repayment of funding”, art. 14 “Obligations of the Beneficiary”, art. 15 “Expenditure reporting and loan disbursement”, art. 16 “Withdrawal”, where the activities carried out and/or the outcomes achieved are not in line with the representations made in the Project;

c)

it is found that one or more of the eligibility requirements are lacking or where deficiencies or irregularities are found in the documentation presented by the Beneficiary, for reasons attributable to the Beneficiary and which cannot be remedied;

d)	it is found that the use of Loan is not compliant with the requirements of the Call;

e)	the competent Regional bodies or their appointees ascertain implementation irregularities or the non satisfaction of the conditions on the basis of which the loan has been granted and disbursed;

f)

if the assets underlying the Loan are sold, transferred or diverted before five years have elapsed from date the Loan was granted, or prior to the completion of the activities provided for in the Project;

g)	on occurrence of the circumstances set out in art. 7, letters c) and l), where the Beneficiary has failed to notify Finlombarda;

h)

in the event of protested bills, receiverships and enforcement proceedings, seizure of assets, recordings of statutory or judicial liens against the Beneficiary or the guarantors which might deteriorate the receivable;

i)

if the Beneficiary is subject to insolvency procedures, including, if applicable, extraordinary administration, liquidation, transfer of assets to creditors and change of business activity by the Beneficiary;

j)	on occurrence of events that might have a negative impact on the equity, financial, or economic position of the Beneficiary or its guarantors;

k)	in the event of failure to settle any instalment within the thirtieth day after it falls due.

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The occurrence of any of the events above shall constitute, by decision of the Lombardy Region, a reason for implementation of the acceleration clause against the the Beneficiary pursuant to Article 1186 of the Italian Civil Code. In such case, the Financing Intervention shall be cancelled simply by giving fifteen days notice to the Beneficiary by registered letter and the latter shall be obliged to repay all the amounts disbursed in full.

The sums payable pursuant to this article shall be repaid in accordance with the prescriptions of art. 12 below.

ARTICLE 10

“Early repayment”

At the due date of any instalment, the Beneficiary has the option to effect early repayment of the entire Loan amount, or part of it, giving at least 15 days written notice. In the event of early repayment of a portion of the Loan, the value of the outstanding instalments shall be reduced proportionately, with no impact on the agreed duration of the Loan.

All obligations of the Beneficiary set out in article 8 above shall remain in place even in the event of early repayment.

ARTICLE 11

“Withdrawal”

The Beneficiary shall notify Finlombarda by registered letter with advice of receipt in the event of withdrawal from the Loan agreement; in such case, the Beneficiary shall repay any Loan amounts already disbursed and received by it, in the manners provided for in art. 12.

ARTICLE 12

“Interest rate and repayment method in the event of disqualification, termination or late payment”

In the event of disqualification from the Financing Intervention or from any part of it, the amounts due, as indicated in the relevant decision, shall be increased by an annual interest rate equal to the official ECB interest rate at the date of the payment order, increased by five percentage points per year, starting from the date of disbursement and ending on the date of the specific decision.

In the event of termination of the Financing Intervention or any part of it, excluding the case set out in the preceding paragraph, the amounts due, as indicated in the relevant decision, shall be increased by an annual interest rate equal to the official ECB interest rate at the date of the payment order, increased by five percentage points per year, starting from the date of occurrence of the termination condition and ending on the date of actual payment of the amount due.

If repayment is not effected within the maximum deadline envisaged and in accordance with the procedures indicated in the aforesaid decisions, the interest rate, calculated in accordance with the methods specified in the preceding paragraphs, shall be charged starting from the date of disbursement and ending on the date of actual repayment of the amounts due.

In the event of non-payment or late payment of any amounts not paid at their natural maturity or at the dates established in the related repayment communications, interest shall be charged at a rate determined in accordance with the methods set out in the second paragraph of this article, on account of interest owed from the payment due date to the date of actual payment of the amounts due.

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ARTICLE 13

“Accounting entries”

The accounting entries and, in particular, the accounting ledgers of Finlombarda shall constitute evidence of the Beneficiary’s debt, with reference to principal and interest and any other amounts due under the Loan.

ARTICLE 14

“Anti-mafia certification and termination clause”

The Beneficiary acknowledges and accepts that this agreement is subject to the condition subsequent of the positive outcome of the anti-mafia certification checks, as resulting from the anti-mafia information to be issued by the competent Prefecture pursuant to the provisions of Legislative Decree No. 159 of 6 September 2011 (“Anti-mafia code and preventative measures and the new provisions concerning anti-mafia documentation, as per articles 1 and 2 of Law No. 136 of 13 August 2010”);

If the outcome of the aforementioned checks is negative, this agreement shall be terminated by right and the Beneficiary shall be obliged to repay the sums already disbursed in accordance with the instructions provided in the Financing Intervention termination decision.

ARTICLE 15

“Expenses for credit collection - repayment of charges and increases”

Any amounts payable for any reason, which, to protect its own receivable, Finlombarda pays on the Beneficiary’s behalf, and any expense (including out-of-court expenses) that Finlombarda might incur for the protection and collection of its own receivable from the Beneficiary, shall be repaid by the latter along with interests accruing thereto in the amount contemplated for late-payment interest from the date of disbursement. Finlombarda shall also be entitled to collect such sums at the time of the first payment made to the Beneficiary, with the latter thus waiving the option of having such collected amounts otherwise allocated.

ARTICLE 16

“Expenses and tax charges”

All current and future taxes and duties and all expenses associated with and ensuing from this agreement, including acquittance fees, shall be borne by the Beneficiary.

ARTICLE 17

“Address for service”

The sending of letters, notices and any other statement or correspondence by Finlombarda shall be made to the Beneficiary and deemed fully binding if sent to the address set forth below:

UBIQUITY S.r.l. - Via Teodosio, 65 - 20131 MILANO (MI)

All communications and notices by the Beneficiary in connection with this agreement shall be made in writing to Finlombarda S.p.A. and sent to via Taramelli 12, Milano.

ARTICLE 18

“Payment traceability requirements”

The Beneficiary of the Loan granted for the Project identified in the art. 2 above undertakes, upon signing this agreement, to comply with the requirement to ensure the traceability of all cash flows pursuant to art. 3 of Law No. 136 of 13 August 2010, as amended. To this end, the Beneficiary undertakes to:

a)

communicate in writing to Finlombarda, within and no later than seven days from signing this agreement, the details and tax codes of the persons authorised to manage the account set out in art. 6 above, in accordance with paragraph 7 of art. 3 of the abovementioned Law;

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b)	promptly inform Finlombarda of any changes in the information provided pursuant to point a) above;

c)

complete all financial transactions associated with the Project, specifically, the collection and payment of sums and the transactions set out in art. 3 of Law No. 136 of 13 August 2010, by bank transfer to the current account indicated pursuant to letter a) above, save as otherwise provided for the specific exceptions set out in paragraphs 2, 3 and 4 of art. 3 of the abovementioned Law;

d)

include or have included in all agreements and/or deeds in which the Beneficiary confirms its acceptance of proposals or offers for the purpose of carrying out the Project activities, a specific clause providing for the requirement to ensure the traceability of payments in accordance with paragraph 1, letter a) of art. 3 of Law No. 136 of 13 August 2010.

ARTICLE 19

“Complaints and out-of-court dispute settlement procedures”

For any disputes arising in connection with the interpretation and performance of this agreement, the Beneficiary may lodge a complaint with Finlombarda S.p.A., Via Taramelli 12 - 20124 Milano, attn. Complaints Manager, who will reply within 30 days of receipt.

Where no reply is received within the aforesaid deadline or if the Beneficiary is unsatisfied with the outcome, the latter shall, before filing suit in a court of law, refer the matter to one of the mediation entities listed in the register maintained by the Ministry of Justice, to make a compulsory attempt to reach a settlement.

To this end, the Beneficiary may refer the matter to one of the following mediation entities:

•

the Banking and Finance Arbitrator (ABF), according to the procedure set out on the website http://www.arbitrobancariofinanziario.it, or by contacting a Bank of Italy branch or the offices of Finlombarda S.p.A.. The Arbitrator handles disputes referring to transactions or conduct occurring after 1 January 2009, provided that:

•	the value of the dispute does not exceed 100,000 euro, if the customer is claiming a sum of money;

•	in all cases and with no amount limit, the request is made to ascertain rights, obligations and options;

•	no more than 12 months have elapsed from the date the complaint was lodged with Finlombarda.

See the website www.arbitrobancariofinanziario.it for further details on the procedure for referring a case to the Arbitrator. The decisions of the ABF are non-binding for the parties, which maintain the option to file suit with a court of law.

•	the Banking and Finance Conciliator (Conciliatore Bancario Finanziario), for disputes of any value, following the procedure set out on the Conciliator’s website http://www.conciliatorebancario.it.

Kindly return a copy of this letter and the repayment schedule to us, duly signed and approved by Mr Dario Calogero in his capacity as the Sole Director of your Company.

Yours faithfully,

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FINLOMBARDA S.p.A.

Administrative Director

Giovanni Selmi

/s/ Giovanni Selmi

Annexes:	Annex A: summary document
Annex B: repayment schedule

GS/gl/av/ml/5236

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Annex A

SUMMARY LOAN DOCUMENT

Pursuant to the Call for applications FRIM — ERDF (European Regional Development Fund) 2011

Sub-measure No. 1 “Product and process innovation”

Number 1

Latest update 29 May 2015

The instant document is an integral and substantive part of the agreement and constitutes the frontispiece to the same

Economic conditions

Amount	Euro 330,000.00 (three hundred and thirty thousand euro) as a subsidised loan

Disbursement	The Loan shall be disbursed by payment of the full amount into the current account indicated by the Beneficiary, based on the statement of the eligible expenditure incurred.

Duration and Repayment	No. 12 (twelve) six-month periods, of which No. 3 (three) on an interest-only basis and No. 9 (nine) six-monthly deferred fixed instalments of principal and interest, falling due on 30 June and 31 December of each year.

Interest Rate	nominal annual interest rate of 0.50%

APR	0.5006% (zero point five zero zero six percent)

Late payment interest

On an annual basis at a rate of five percentage points above the official ECB interest rate.

The official ECB interest rate on the date this agreement was signed was 0.05% (zero point zero five percent).

Guarantees	Bank guarantee provided by Banca Popolare di Milano for the amount of € 330,000.00 (three hundred and thirty thousand euro), equal to the value of the Loan granted.

Expenses and charges	Expenses for credit collection, as well as current and future taxes and duties and all expenses associated with and ensuing from this agreement, including acquittance fees, shall be borne by the Beneficiary.

Early repayment	No charge is payable by the Beneficiary in the event of early repayment of the Loan.

Penalties

In the event of termination, cancellation or withdrawal from the Loan agreement or from any part of it, the amounts due, as indicated in the relevant decision, shall be increased by an annual interest rate equal to the official ECB interest rate at the date of the payment order, starting from the date of loan disbursement and ending on the date of adoption of the specific decision, on occurrence of which the aforesaid interest rate shall be increased by five percentage points per year, starting from the date of disbursement and ending on the date of adoption of the specific decision.

If repayment is not effected within the maximum deadline envisaged and in accordance with the procedures indicated in the aforesaid decision, the interest rate, calculated in accordance with the methods specified in the preceding paragraphs, shall be charged starting from the date of loan disbursement and ending on the date of actual payment of the amounts due.

Call for applications FRIM ERDF 2011 - UBIQUITY S.r.l.

Finlombarda S.p.A. - Company subject to management and coordination by Regione Lombardia. Registered office and headquarters: Via Taramelli,12 - 20124 Milano Tel. +39 02 607441 Fax +39 02 60744425 - +39 02 780819 – Fully paid up share capital: EUR 211,000,000 – Tax code/VAT registration/Milan Companies’ Register No. 01445100157 (formerly registered under No. 146966). Milan R.E.A. No. 829530 – No. 3082 in the list of financial intermediaries (Law 197/91) - No. 31333 in the list of special financial intermediaries (Legislative Decree 385/93)